Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, January 16, 2007
	(408) 432-1900	US1

LINEAR TECHNOLOGY REPORTS REVENUE AND NET INCOME SIMILAR TO THE SECOND QUARTER OF THE PREVIOUS FISCAL YEAR, BUT DOWN SEQUENTIALLY FROM THE SEPTEMBER QUARTER. THE COMPANY IS INCREASING ITS QUARTERLY CASH DIVIDEND FROM $0.15 TO $0.18 PER SHARE.

Milpitas, California, January 16, 2007, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that revenue for its quarterly period ended December 31, 2006, was $267.9 million, an increase of 1% over revenue of $265.1 million for the second quarter of the previous fiscal year. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of fiscal year 2007 was $105.0 million, or $0.34 diluted earnings per share, and was similar to GAAP net income of $103.3 million or $0.33 diluted earnings per share reported in the second quarter of the previous fiscal year. On a pro forma basis excluding the effects of all forms of stock-based compensation, net income was $117.8 million, or $0.39 diluted earnings per share, an increase of $5.0 million over pro forma net income of $112.8 million, or $0.36 per share reported in the second quarter of the previous fiscal year. Sequentially, compared with the September quarter, sales were down 8%. GAAP income before tax was down 10%. The effective tax rate improved from 31% to 28%, primarily due to the reinstatement of the R&D tax credit, and consequently net income decreased by 7%. During the most recent quarter the Company’s cash and short-term investments balance decreased $30.3 million net of spending $91.7 million to purchase 3.0 million shares of its common stock.

The Company also declared a 20% increase in its dividend from $0.15 per share to $0.18 per share for the quarter. This cash dividend will be paid on February 14, 2007 to stockholders of record on January 26, 2007.

According to Lothar Maier, CEO, "We are seeing an overall reduction in our inventories at our end customers, which coupled with some general market weakness, has resulted in a decrease in bookings, sales and profits for the December quarter. The upcoming March quarter is a challenge to accurately forecast. Visibility continues to be low and customers remain guarded in their forecasting and inventory management. The March quarter has historically been strong for Linear due to seasonal strength in industrial markets. However, with inventory reductions expected to continue and low market visibility, this year we expect will be an exception. It is likely that improvements in Europe and the USA may be offset by slowness in Asia, particularly in consumer related markets. Consequently, we currently expect revenue to be down 4% to 7% with profits slightly more impacted primarily due to an increase in the tax rate. However, any increase in confidence in the overall business environment would positively impact this outlook.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 2, 2006.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 17, 2007 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (719) 955-1566 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from January 17 through January 23, 2007. You may access this post view by calling (719) 457-0820 and entering reservation #6574365. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 17, 2007 until the second quarter earnings release next year.

Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended		Six Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
Net sales	$267,854	$265,146	$559,970	$521,159
Cost of sales (1)	59,313	58,765	123,640	114,764
Gross profit	208,541	206,381	436,330	406,395

Expenses:
Research & development (1)	44,961	38,040	91,480	75,819
Selling, general & administrative (1)	33,597	32,331	68,022	63,481
	78,558	70,371	159,502	139,300
Operating income	129,983	136,010	276,828	267,095
Interest income, net	15,867	12,572	31,904	24,194

Income before income taxes	145,850	148,582	308,732	291,289
Provision for income taxes	40,838	45,318	91,331	88,844

Net income	$105,012	$103,264	$217,401	$202,445

Earnings per share:
Basic	$0.35	$0.34	$0.72	$0.66
Diluted	$0.34	$0.33	$0.71	$0.64

Shares used in the calculation of earnings per share:
Basic	299,724	305,534	300,385	305,690
Diluted	304,959	313,792	305,774	314,490

Pro forma earnings per share excluding
the effects of stock-based compensation:
Basic	$0.39	$0.37	$0.81	$0.72
Diluted	$0.39	$0.36	$0.80	$0.71

Pro forma shares used in the calculation of pro forma earnings per share:
Basic	299,724	305,534	300,385	305,690
Diluted	303,005	311,782	303,845	312,561

(1) Includes stock-based compensation charges as follows:

Cost of sales	$2,840	$2,306	$5,602	$3,513
Research and development	9,281	5,530	18,183	11,453
Sales, general and administrative	5,640	5,895	11,062	12,103
Total stock-based compensation	$17,761	$13,731	$34,847	$27,069

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
(In thousands, except per share amounts)
NON-GAAP (unaudited)

	Three Months Ended				Six Months Ended
	December 31,		January 1,		December 31,		January 1,
	2006		2006		2006		2006

Net income	$ 105,012		$ 103,264		$ 217,401		$ 202,445

Adjustments to reconcile net
Income to pro forma net income stock-based	17,761		13,731		34,847		27,069
compensation tax effect	(4,973)		(4,188)		(10,308)		(8,256)
Pro forma net income	$ 117,800		$ 112,807		$ 241,940		$ 221,258

Pro forma earnings per share
excluding the effects of stock-based compensation
Basic	$ 0.39		$ 0.37		$ 0.81		$ 0.72
Diluted	$ 0.39		$ 0.36		$ 0.80		$ 0.71

Shares used in the calculation of
pro forma earnings per share:
Basic	299,724		305,534		300,385		305,690
Diluted	303,005	(1)	311,782	(1)	303,845	(2)	312,561	(2)

(1)
Excludes 1,954 and 2,010 shares for the three months ended December 31, 2006 and January 1, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

(2)
Excludes 1,929 and 1,929 shares for the six months ended December 31, 2006 and January 1, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

FAS123R - Share-Based Payment became effective and was adopted by the Company during the quarter ended October 2, 2005. FAS123R requires the Company to estimate the cost of all forms of stock-based compensation, including employee stock options, and to record a commensurate expense in the income statement. To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s earnings per share, which is adjusted to reflect the GAAP results to exclude all stock-based compensation. This non-GAAP presentation of earnings per share is provided to enhance the user’s overall understanding of the Company’s historical financial performance and comparability between periods. We believe the non-GAAP results provide useful information to investors by excluding stock-based compensation.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31,	July 2,
	2006	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,783,558	$1,819,587

Accounts receivable, net of allowance for doubtful
accounts of $1,797 ($1,808 at July 2, 2006)	151,093	154,297

Inventories	45,365	39,031
Deferred tax assets and Other current assets	68,659	64,221
Total current assets	2,048,675	2,077,136

Property, plant & equipment, net	260,800	247,969
Other noncurrent assets	65,891	65,790
Total assets	$2,375,366	$2,390,895

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$15,216	$14,574
Accrued income taxes, payroll & other accrued liabilities	157,159	174,239
Deferred income on shipments to distributors	41,864	48,013
Total current liabilities	214,239	236,826

Deferred tax and other long-term liabilities	46,913	49,571

Stockholders’ equity:
Common stock	1,107,567	1,063,446
Retained earnings	1,008,200	1,046,137
Accumulated other comprehensive income	(1,553)	(5,085)
Total stockholders’ equity	2,114,214	2,104,498
	$2,375,366	$2,390,895